Exhibit 15.2

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Weidai Ltd. on Form S-8 (FILE NO. 333-230896) of our report dated April 8, 2021 with respect to our audits of the consolidated financial statements of Weidai Ltd. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 20-F of Weidai Ltd. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606), effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

April 8, 2021